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                                                                    Exhibit 4.11
                                                                    ------------

                   PRIMARY OBLIGATION AND GUARANTY AGREEMENT


          THIS PRIMARY OBLIGATION AND GUARANTY AGREEMENT (this "Agreement") is executed as of March 15, 1999, by Neptune Orient Lines Limited, a Singapore corporation ("NOL"), in favor of Coyote Acquisition LLC, a Delaware limited liability company ("Coyote"), and APL Land Transport Services, Inc., a Tennessee corporation ("LTS").

          WHEREAS, APL Limited, a Delaware corporation ("APL"), is a party to a Stock Purchase Agreement, dated as of March 15, 1999, between APL and Coyote.

          WHEREAS, in connection with the Stock Purchase Agreement, APL will become a party to the following agreements (each as defined in the Stock Purchase Agreement and, together with the Stock Purchase Agreement, the "Agreements"):

          (1) an Administrative Services Agreement;

          (2) an Information Technology Access and License Agreement;

          (3) a Stacktrain Services Agreement;

          (4) a TPI Chassis Sublet Agreement;

          (5) an Equipment Supply Agreement; and

          (6) a Stockholders Agreement.

          WHEREAS, APL is currently a wholly owned indirect subsidiary of NOL.

          WHEREAS, APL or APL Bermuda Pte. Ltd., the sole stockholder of APL, may issue equity shares of its capital stock to the public with a value in excess of $25 million such that its shares are listed on a United States or Singapore national securities exchange or quoted on an interdealer quotation system (an "IPO").

          FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, NOL hereby agrees with Coyote and LTS as follows:

          1.   Primary Obligation.  Prior to an IPO, (a) NOL hereby agrees that
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it is jointly and severally entitled to
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all of the rights, subject to all of the covenants and liable for all of the obligations (including, without limitation, indemnity obligations) of APL under each of the Agreements to which APL is a party as if NOL were a signatory thereto and (b) Coyote and LTS may proceed directly against NOL to enforce any of such covenants and obligations.

          2.   Guaranty.  Following an IPO, (a) NOL hereby absolutely,
               --------
unconditionally and irrevocably guarantees the payment of any amounts due by APL to Coyote or LTS under the Agreements (the "Guaranteed Obligations") and (b) Coyote and LTS shall first exhaust their rights to collect any and all outstanding Guaranteed Obligations from APL before attempting to collect such Guaranteed Obligations from NOL so long as the collection efforts against APL, in the judgment of Coyote or LTS, do not prejudice in any manner the ability of Coyote and LTS to collect such Guaranteed Obligations from NOL, in which case Coyote and LTS may proceed directly against NOL.

          3.   Representations and Warranties.  NOL represents and warrants to
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Coyote and LTS as follows:

          (i) NOL is a corporation duly organized, validly existing and in good standing under the laws of Singapore. NOL has the requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by NOL of this Agreement has ben duly authorized by all necessary corporate action on the part of NOL.

          (ii) This Agreement constitutes a valid and binding obligation of NOL, enforceable against NOL in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement by NOL will not violate or conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under (a) the charter documents of NOL, (b) any law, regulation, order, judgment, or decree applicable to NOL or (c) any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease or other material agreement, commitment, instrument, permit, concession, franchise or license to which NOL is a party or by which NOL or its assets may be bound, in each case clause (b) or (c) above, which conflict or violation would adversely affect the ability of NOL to perform its obligations under this Agreement.

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          (iv)  No authorization, consent, permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any governmental authority is required for or in connection with the execution, delivery and performance of this Agreement by NOL other than the approval of the transactions contemplated hereby by the shareholders of NOL pursuant to an extraordinary general meeting.

          4.   Bankruptcy.  NOL's obligations under this Agreement shall not be
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limited by any proceedings filed by or against NOL or APL under any applicable bankruptcy, insolvency or corporate reorganization law. NOL further agrees that Coyote and LTS shall be under no obligation to marshall any assets in favor of or against or in payment of any or all of the Guaranteed Obligations. To the extent that APL makes a payment or payments to Coyote or LTS which payment or payments (or any part thereof) is or are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to APL, or its estate, trustee or receiver or any other party, including, without limitation, NOL, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Guaranteed Obligations, or part thereof which had been paid, reduced or satisfied by such amount, shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

          5.   Termination.  This Agreement shall remain in full force and
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effect until, and terminate only after, the termination of all of the Agreements and the indefeasible payment in full of the Guaranteed Obligations, it being understood that this Agreement shall not have been terminated, but shall remain in full force and effect, if any payment or payments (or any part thereof) made by APL to Coyote or LTS are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to APL, or its estate, trustee or receiver or any other party, including, without limitation, NOL, under any bankruptcy, insolvency or corporate reorganization law, state or federal law, common law or equitable cause, until such payment or payments are satisfied in full pursuant to this Agreement.

          6.   Governing Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Each of the parties hereto hereby irrevocably submits in any legal action or proceeding relating to or

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arising out of this Agreement or any other document relating hereto or delivered in connection with the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York and appellate courts thereof. Each of the parties hereto further (a) consents that any such action or proceeding may be brought in such court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section
10.3 of the Stock Purchase Agreement or at such other address of which such party shall have given notice pursuant thereto; and (c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

          7.   Severability.  Any provision of this Agreement that is held by a
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court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring this Agreement within the requirements of such law.

          8.   Waiver.  This Agreement may not be amended or modified by the
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express written consent of the parties hereto.  Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or any other provision.

          9.   No Assignment.  Neither of the parties hereto may assign or
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transfer any of its rights or delegate any of its obligations hereunder, whether by operation of law or otherwise, to any other person or entity without the prior written consent of the other party hereto. Any purported assignment or delegation that is made other than in accordance with this Section 9 shall be void and of no effect. Subject to the foregoing provisions of this Section 9, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          10.  Notices.  All notices or other communications to NOL shall be in
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writing and shall be given in the same manner and with the same effect as set forth in Section 10.3

                                      -4-
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of the Stock Purchase Agreement. NOL's address and facsimile number are as set forth below:

          Neptune Orient Lines Limited
          456 Alexandra Road
          #06-00 NOL Building
          Singapore 119962
          Attention: Marjorie Wee

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and each of the undersigned hereby represents and warrants that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.

                                             NEPTUNE ORIENT LINES LIMITED


                                             By: /s/ Cederic Foo
                                                ________________________________
                                                Name:
                                                Title:


                                             COYOTE ACQUISITION LLC


                                             By: /s/ Joshua Harris
                                                ________________________________
                                                Name: Joshua Harris
                                                Title: Vice President


                                             APL LAND TRANSPORT SERVICES, INC.


                                             By: /s/ Timothy J. Rhein
                                                ________________________________
                                                Name: Timothy J. Rhein
                                                Title: President and Chief
                                                        Executive Officer

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